                                                                  EXHIBIT 23




            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-121520 and 333-107536) and Forms S-8 (File Nos. 333-61930, 333-51112, 333-48254, 333-48246, 333-82207, 333-64479, 333-33881,
333-18169, 33-62309, 33-62303, 33-55511, 33-55509, 33-53788, 33-55272, 33-55270,
33-52253, 33-51114, 33-51052, 33-50151, 33-50147, 33-49783 and 33-36571) of HCA
Inc. of our reports dated March 10, 2005, with respect to the consolidated financial statements of HCA Inc., HCA Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of HCA Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.





Nashville, Tennessee                                   /s/ Ernst & Young LLP
March 10, 2005